Exhibit 10.2

PLAYSTUDIOS PURCHASES SHARES OWNED BY MICROSOFT

LAS VEGAS, JUNE 11, 2024 — PLAYSTUDIOS, Inc. (Nasdaq: MYPS) (“PLAYSTUDIOS” or the “Company”), the creator of the playAWARDS loyalty platform and an award-winning developer of free-to-play mobile and social games that offer real-world rewards to players, today announced the Company has repurchased 11,677,398 shares of the Company’s Class A common stock held by Microsoft Corporation.

Shares were purchased at a price of $2.11 per share and funded with available cash. Total consideration paid by PLAYSTUDIOS was $24.6 million. The repurchase reduces the number of shares of the Company’s outstanding common stock by approximately 8.6%.

Andrew Pascal, the Company’s Chairman and CEO commented “Since becoming a public company, PLAYSTUDIOS has demonstrated a commitment to enhancing shareholder value and maximizing our returns on capital. Purchasing the shares held by Microsoft is a further example of this as we were able to efficiently repurchase 8.6% of our outstanding common stock at a discount to current market prices.”

About PLAYSTUDIOS
PLAYSTUDIOS, Inc. (Nasdaq: MYPS), creator of the groundbreaking playAWARDS loyalty platform, is a publisher and developer of award-winning mobile games, including the iconic Tetris® mobile app, Solitaire, Spider Solitaire, and Sudoku, and its casino-style games such as myVEGAS Slots, myVEGAS Blackjack, myVEGAS Bingo, POP! Slots, MGM Slots Live, and myKONAMI Slots. The playAWARDS loyalty platform enables players to earn real-world rewards from a global collection of hospitality, entertainment, and leisure brands. playAWARDS partners include MGM Resorts International, Wolfgang Puck, Norwegian Cruise Line, Resorts World, IHG Hotels & Resorts, Bowlero, Gray Line Tours, and Hippodrome Casino among others. Founded by a team of veteran gaming, hospitality, and technology entrepreneurs, PLAYSTUDIOS apps combine the best elements of popular casual games with compelling real-world benefits. To learn more about PLAYSTUDIOS, visit www.playstudios.com.

SOURCE: PLAYSTUDIOS, Inc.

PLAYSTUDIOS CONTACTS
Investor Relations
Samir Jain, CFA
samir.jain@playstudios.com

Media Relations
BerlinRosen
media@playstudios.com

On the web
www.playstudios.com